                                                                   EXHIBIT 10.53

December 8, 2004
(REVISED DECEMBER 16, 2004)

Peter Delle Donne
34 Meachen Road
Sudbury MA 01776


Dear Peter:

In connection with your separation from employment with Iron Mountain, Incorporated and/or its affiliated entities (collectively "Iron Mountain"), we have agreed to the following:

1. Your have resigned your employment with Iron Mountain as of December 31, 2004 (the "Resignation Date"). Between now and the Resignation Date you will remain on a paid leave of absence and will provide such transition services as Iron Mountain may request. Effective upon your execution and non-revocation of this Agreement, and subject to the provisions of paragraph 6 below, Iron Mountain agrees that your resignation will be treated as a resignation for a "Qualifying Reason" as that term is defined in the employment agreement between you and Iron Mountain dated March 15, 2001 (as revised on April 4, 2001), a copy of which is attached hereto (the "Employment Agreement"). In lieu of the any severance payments that you may be entitled to under the Employment Agreement, you agree that, commencing on the on the Resignation Date, and continuing until May 15, 2006 (the "Consulting Period"), you will provide consulting services to Iron Mountain at such times and with respect to such matters as Iron Mountain may request. These consulting services will be predominately phone matters pertaining to, but not limited to, customers, budget/financial items, and ESS personal matters. Iron Mountain will pay you a total consulting fee of $330,200.00 for your services during the Consulting Period, which amount will be paid to you as follows: (a) $297,180.00 for the period from January 1, 2005, through December 31, 2005, in equal installments at such times as you would have received salary payments had you remain employed by Iron Mountain, and (b) $33,020.00 for the period from January 1, 2006, through May 15, 2006, again in equal installments at such times as you would have received salary payments had you remain employed by Iron Mountain. Any options previously granted to you pursuant to the Iron Mountain Incorporated 2002 Stock Incentive Plan shall continue to vest during the Consulting Period, and you shall have sixty (60) days after the expiration of the Consulting Period to exercise any options you may have. Iron Mountain shall be free to terminate the above consulting arrangement at any time for any reason, with the exception that the consulting arrangement cannot be terminated based on a change in Iron Mountain management; provided, however, that in the event of any such termination you shall remain entitled to receive the balance of the Consulting Fee and the

Peter Delle Donne
Page 2

     payment referenced in paragraph five (5) at such times as you would have received it had Iron Mountain not terminated this consulting arrangement. If the agreement is terminated for any reason, all unvested options as of the date of termination will expire and you will have sixty (60) day from that termination date to exercise vested options. Additionally, subject to your execution and non-revocation of this Agreement, and subject to the provisions of paragraph 6 below, on or before March 31, 2005, Iron Mountain will pay you a bonus on account of calendar year 2004 in an amount equal to at least sixty percent (60%) of your base salary, minus withholdings as required by law. Any amount of such bonus in excess of sixty percent (60%) of your base salary shall be in Iron Mountain's sole discretion.

2.   On or shortly after the Resignation Date, Iron Mountain will pay you five
     (5) weeks of vacation pay, minus required withholdings, which you agree represents the balance of your vacation days accrued but not yet taken as of the Resignation Date. Iron Mountain will also reimburse you for any reasonable business expenses that you may have incurred on Iron Mountain's behalf prior to December 6, 2004, so long as you provide documentation of such expenses in form satisfactory to Iron Mountain prior to December 31, 2004.

3. On or before January 31, 2005, Iron Mountain shall make a lump sum payment to you of $10,000 (grossed up to permit you to pay federal and state payroll taxes on that amount) to assist you in purchasing outplacement services.

4. Iron Mountain will provide you with a mutually agreeable reference from Richard Reese, John Kenny and/or Patricia Bowler to be used with future employers. You will provide a proposed draft of such a reference to Patricia Bowler for Iron Mountain's review.

5. Except as set forth above, after the Resignation Date, you shall not be eligible to participate or continue to participate in any employee benefit plans or programs of Iron Mountain. Commencing on the Resignation Date and continuing during the Consulting Period, Iron Mountain will make a monthly payment to you of $530.66 to assist you in paying the cost of your medical and dental coverage and pension benefit that you have obtained through sources other than Iron Mountain.

6. Any severance or consulting payments due you under this Agreement shall be made to your estate or legal representative in the event of your death.

7. You reaffirm and acknowledge that you remain bound by your obligations under the enclosed Employee Confidentiality and Non-Competition Agreement. For the avoidance of doubt, the two (2) year period referenced in paragraph 3 of the Employee Confidentiality and Non-Competition Agreement shall run from January 1, 2005 through and including December 31, 2006.

8. You agree that Iron Mountain has informed you of your right to consult, and that you should consult, an attorney with respect to this Agreement. You have until twenty-one (21) days from the receipt of this letter to decide whether or not to sign this Agreement. If the Agreement has not been returned to me within twenty-one (21) days of your receipt of this Agreement, this Agreement shall not be valid. In the event that you execute and return this Agreement to me within twenty-one (21) days of the date of its delivery to you, you shall

Peter Delle Donne
Page 3

     have seven (7) days after executing this Agreement to revoke your execution of this Agreement, which can be accomplished by delivering a written notice of revocation to me before the expiration of the seven (7) day revocation period. This Agreement shall not be effective (and Iron Mountain shall have no obligations hereunder) until the expiration of the seven (7) day revocation period.

9. After your employment at Iron Mountain, you will treat as strictly confidential all proprietary or other confidential information of Iron Mountain. All documents (electronic, paper or otherwise), records (electronic, paper or otherwise), materials, software, equipment, and other physical property, and all copies of the foregoing, whether or not otherwise subject to the Confidentiality Agreement, that have come into your possession or been produced by you in connection with your employment ("Property"), have been and remain the sole property of Iron Mountain or the Iron Mountain Affiliates, as applicable. You agree that you have returned all such Property to Iron Mountain or the Iron Mountain Affiliates, as applicable (or, to the extent that you have not, that you immediately will do so); provided, however, that you may keep your current laptop computer.

10. You agree to hold as secret and confidential all details of this Separation Agreement, including its terms and the negotiations leading to it and the contents of the Memorandum ("Agreement-Related Matters"), except as required to seek legal counsel, financial, or tax advice. Further, you agree not to discuss any Agreement-Related Matters with any employee or ex-employee of Iron Mountain, or with any other third parties, without Iron Mountain's written authorization. You may, however, disclose the Agreement, if required to do so by law, provided, however, that if you anticipate making such a disclosure, you agree to provide Iron Mountain with at least 10 days written notice (or, if such notice is not practicable under the circumstances, with as much notice as is practicable) of the anticipated disclosure and the reasons therefore .

11. You agree not to take any action or to make any statement, written or oral, that disparages or criticizes the business or management of Iron Mountain, or any of its respective directors, officers, agents, or employees. You further agree not to take any action that is intended to, or that does in fact, damage the business or reputation of Iron Mountain, or the personal or business reputations of any of its respective directors, officers, agents, or employees, or that interferes with, impairs or disrupts the normal operations of Iron Mountain.

12. You, your heirs, successors, and assigns, hereby knowingly and voluntarily remise, release and forever discharge Iron Mountain, together with all of its respective current and former officers, directors, agents, representatives and employees, and each of its predecessors, successors and assigns (collectively, the "Releasees"), from any and all debts, demands, actions, causes of actions, accounts, covenants, contracts, agreements, claims, damages, omissions, promises, and any and all claims and liabilities whatsoever, of every name and nature, known or unknown, suspected or unsuspected, both in law and equity ("Claims"), which you ever had, now have, or may hereafter claim to have against the Releasees by reason of any matter, cause or thing whatsoever arising from the beginning of time to the time you sign this Agreement (the "General Release"). This General Release of Claims shall apply to any Claim of any type, including, without limitation, any and all Claims of any type that you may have arising under the common law, under Title VII of the Civil Rights Act of

Peter Delle Donne
Page 4

     1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Americans With Disabilities Act of 1967, the Family and Medical Leave Act of 1993, the Employee Retirement Income Security Act of 1974, or Mass. Gen. Laws ch. 151B, each as amended, and any other federal, state or local statutes, regulations, ordinances or common law creating employment-related causes of action, or under any policy, agreement, understanding or promise, written or oral, formal or informal, between any of the Releasees and you, and shall further apply, without limitation, to any and all Claims in connection with, related to or arising out of your employment, or the termination of your employment, with Iron Mountain, and all Claims for alleged tortious, defamatory or fraudulent conduct. You also hereby waive any Claim for reinstatement, severance pay, attorney's fees, or costs. By signing this Agreement, you agree and represent that you will not be entitled to any personal recovery in any action or proceeding that may be commenced on your behalf arising out of any of the matters that are the subject of the General Release; PROVIDED, HOWEVER, that nothing in this General Release shall prevent you from seeking to enforce your rights under this Agreement.

13. During and after the termination of your employment, you agree to cooperate fully with Iron Mountain concerning requests for information about the business of Iron Mountain or your involvement and participation therein; the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of Iron Mountain which relate to events or occurrences that transpired while you were employed by Iron Mountain. Your full cooperation shall include, but not be limited to, being available to meet and speak with officers or employees of Iron Mountain and/or their counsel at reasonable times and locations, executing accurate and truthful documents and taking such other actions as may reasonably be requested by Iron Mountain and/or their counsel to effectuate the foregoing. Iron Mountain agrees to reimburse you for any reasonable, out-of-pocket travel; hotel and meal expenses incurred in connection with your performance of obligations for which you have obtained prior approval from Iron Mountain. In addition, Iron Mountain will consider reimbursing you for your time spent in performing your obligations under paragraph 13 other than for routine matters or for time spent in testifying on Iron Mountain's behalf, the terms of such reimbursement to be negotiated on a case-by-case basis.

14. This Agreement is intended to operate as a contract under seal and shall be governed by, and enforced and interpreted in accordance with, the law of the Commonwealth of Massachusetts, and you hereby consent to jurisdiction in courts located in the Commonwealth of Massachusetts with respect to all matters arising out of or related to this Agreement.

15. Other than the enclosed Employee Confidentiality and Non-Competition Agreement, this Agreement constitutes the entire agreement and understanding between you and Iron Mountain and supersedes all other agreements between you and Iron Mountain. This Agreement (and its enclosures) may be modified, altered or amended only by a document signed by you and an authorized representative of Iron Mountain. Iron Mountain, in its sole discretion, will consider waiving restrictions of the Employee Confidentiality and Non-Competition Agreement on a case-by-case basis in response to a written request for a waiver

Peter Delle Donne
Page 5

     from you that describes in detail all of the facts and circumstances as to which you are requesting a waiver.

16. It is the desire and intent of the parties that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. In the event that any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. Moreover, if any one or more of the provisions contained in this Agreement shall be held to be excessively broad as to duration, scope, activity or subject, such provisions shall be construed by limiting or reducing them so as to be enforceable to the maximum extent compatible with applicable law.

17. By signing this Agreement, you acknowledge that you are doing so knowingly and voluntarily, and that you are receiving compensation and benefits hereunder to which you are not otherwise entitled. You also acknowledge that you are not relying on any representations or promises by me or any other representative of Iron Mountain concerning the meaning or any aspect of this Agreement.

If the terms of this Agreement are agreeable to you, please sign and return one copy of this letter to me indicating your understanding of this Agreement. The other copy of this Agreement is for your records.

Sincerely,

Iron Mountain Records Management


By /s/ Patricia M. Bowler
  -----------------------
Patricia M. Bowler


Agreed and Accepted:


/s/ Peter Delle Donne                          12-20-04
-------------------------                      --------------------
Peter Delle Donne                              Date


Enclosures